Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter 2007 Financial Results,

Revises Financial Guidance

Bedminster, NJ – November 1, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported its financial results for the quarter ended September 30, 2007 and provided an update on its 2007 milestones and financial guidance.

Update on 2007 Milestones

With the confirmation of its partnership with Nycomed to develop GATTEX™ (teduglutide) outside North America, NPS has now met or exceeded all of its key corporate milestones for 2007. The company announced that it has:

•	Completed the Phase 3 study of GATTEX in short bowel syndrome and announced top-line results in October;

•	Secured a development and commercialization partner for one of its late-stage programs;

•	Monetized non-core assets to raise cash;

•	Retired substantially all of its 2008 convertible debt;

•	Reduced cash burn guidance to $65 to $75 million from previous guidance of $80 to $90 million;

•	Positioned the company to burn between $35 and $45 million in 2008;

•	Explored the development of PREOS and GATTEX in at least one new indication for each program.

Dr. Tony Coles, president and CEO of NPS, stated: “Our team’s diligent efforts this year have strengthened our balance sheet and increased our operating flexibility to drive our late-stage products forward. By monetizing our non-core assets and addressing our debt, we are in a much stronger position to maximize the value of GATTEX and PREOS for patients and shareholders. As a result of the improvements in our financial profile, we are revising our 2007 guidance to reflect the transformation our business has undergone this year.”

Business Highlights and Revised 2007 Financial Guidance

NPS reported net income of $14.1 million for the third quarter of 2007 and ended the quarter with $302.2 million in cash and marketable securities. During the third quarter the following financial transactions were executed:

•	NPS granted Nycomed the rights to develop and market GATTEX outside North America, which generated an up-front payment of $10 million;

•	NPS sold $11 million of Preotact® bulk drug supply to Nycomed;

•	The Preotact royalty entitlement was sold to Drug Royalty LP 3 for an up-front payment of $50 million;

•	$50 million of convertible notes were issued to Visium Asset Management;

•	$100 million in Sensipar® royalty-backed notes were issued;

•	$20.2 million of 3% Convertible Notes were repurchased for $19.5 million.

Subsequent to the close of the third quarter the following transactions were completed:

•	NPS sold its interests in the mGluR research and development program to partner AstraZeneca for $30 million;

•	$171.2 million of its outstanding 3% Convertible Notes were repurchased through a cash tender offer for $169.1 million;

•	Nycomed elected to proceed with the GATTEX licensing agreement, triggering a $25 million additional upfront payment to NPS.

Excluding the net proceeds generated by new business development activities and financing transactions executed in 2007, NPS now expects to have a 2007 cash burn between $65 and $75 million, a change from its earlier guidance of $80 to $90 million. As a result of the reduced cash burn, recent transactions and gains on facilities sales, NPS is revising its previous year end cash balance guidance of $65 to $75 million to a new range of between $135 and $145 million.

NPS projects that its 2008 cash burn will be $35 to 45 million, as indicated in previous guidance. With the reduced cash burn and revised cash balance, NPS should have sufficient cash to fund operations for the next two to three years.

Pipeline Update

GATTEX

Nycomed has confirmed to NPS its commitment to license GATTEX for development and commercialization outside of North America. Under the terms of the agreement announced in September 2007, Nycomed will now pay NPS the $25 million balance of the $35 million up-front payment due NPS for the rights to develop and market GATTEX outside North America. In October 2007, NPS announced top-line results of the Phase 3 study of GATTEX in patients with short bowel syndrome (SBS). The company has requested a meeting to discuss the next steps in the drug’s regulatory approval process with the FDA this year. NPS believes GATTEX could generate U.S. sales of between $150 and $250 million in this indication.

NPS is also running pre-clinical studies of GATTEX in support of a pediatric IND in necrotizing enterocolitis. NEC affects 12,000 neonates annually in the U.S. and mortality approaches 50% in infants weighing less than fifteen-hundred grams. Additional preclinical studies in chemotherapy-induced gastrointestinal mucositis will be initiated very soon. Chemotherapy-induced GI mucositis affects over 500,000 cancer patients in the U.S. annually.

Cinacalcet

NPS recently announced that Kirin Pharma has received approval to market cinacalcet HCl in Japan. This regulatory event triggered a $2 million milestone payment to NPS.

PREOS

In September 2007, the FDA granted orphan drug status for PREOS as a treatment for hypoparathyroidism. The company is currently supporting a two-year study with PREOS in patients with hypoparathyroidism. The study was initiated by Dr. John Bilezikian at Columbia University and is now 96% enrolled.

The company believes that as a result of recent fundraising activities, sales of non-core assets and the GATTEX partnership with Nycomed, it now has the financial resources to fund the continued U.S. development of PREOS in a variety of indications, including hypoparathyroidism and osteoporosis. NPS is committed to advancing the development of PREOS in hypoparathyroidism where worldwide annual sales could exceed $200 million. NPS is currently reviewing its development and commercialization options for PREOS in osteoporosis and expects to make a decision regarding this indication in the first quarter of 2008.

Third Quarter 2007 Financial Results

NPS reported net income for the third quarter of 2007 of $14.1 million, or $0.28 per diluted share, versus a net loss in the third quarter of 2006 of $21.1 million, or $0.45 per diluted share. The third quarter profit in 2007, versus a loss in the same period of 2006, reflects aggressive expense reduction measures, increased revenues from royalties and product sales, and gains from the sale of fixed assets related to site closures in Salt Lake City and Toronto.

Revenues for the third quarter of 2007 grew 190% to $29.2 million from revenues of $10.1 million in the third quarter of 2006. Increased revenues are primarily the result of higher royalty revenue earned from Amgen on sales of cinacalcet HCl and increased product sales, royalty and milestone revenue earned from Nycomed on sales of Preotact®.

Research and development expenses for the third quarter of 2007 declined 61% to $5.4 million compared to $13.7 million for the same period of 2006. These changes are primarily due to decreased clinical development activity for PREOS, reductions in personnel and associated cash and stock compensation, and lower pre-approval manufacturing expenses associated with PREOS, offset by higher pre-approval manufacturing expenses associated with GATTEX.

Selling, general and administrative expenses for the third quarter 2007 declined 24% to $5.7 million compared to $7.5 million for the same period in 2006. These decreases are primarily due to reductions in personnel and associated cash and stock compensation.

Restructuring charges for the third quarter of 2007 were $1.0 million compared to $2.2 million for the same period in the prior year. Restructuring charges in 2007 relate primarily to initiatives to restructure operations announced in March 2007 while restructuring charges in 2006 related to initiatives to restructure operations announced in June 2006.

In the third quarter of 2007, NPS sold its rights to the PREOTACT royalty to Drug Royalty Corporation for $50 million up-front with an additional $25 million to be paid upon the achievement of certain revenue milestones. Although the sale is non recourse, under U.S. generally accepted accounting pronouncements this transaction will be treated as debt. NPS also issued $100 million of non recourse Sensipar backed B bonds, and issued $50 million of new 5.75% convertible debt due 2014. In the third quarter, NPS repurchased $20.2 million of 3% Convertible Notes due 2008 for $19.5 million.

As of September 30, 2007, the company had 46.4 million shares outstanding and $302.2 million in cash, cash equivalents and marketable investment securities as compared to $146.2 million at December 31, 2006.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$29,161	$10,071	$52,267	$24,436

Operating expenses
Cost of goods sold	823	536	2,875	902
Cost of royalties	1,228	796	3,363	1,954
Research and development	5,400	13,692	28,121	55,076
Selling, general and administrative	5,744	7,482	17,667	42,405
Restructuring charges	1,013	2,228	12,252	8,240
Gain on sale of fixed assets	(6,459)	—	(6,459)	—
Gain on sale of assets held for sale	—	—	(1,826)	—

Total operating expenses	7,749	24,734	55,993	108,577

Operating income (loss)	21,412	(14,663)	(3,726)	(84,141)
Other expense, net	(7,323)	(6,416)	(18,136)	(14,542)

Income (loss) before income tax expense	$14,089	$(21,079)	$(21,862)	$(98,683)
Income tax expense	—	—	—	—

Net income (loss)	$14,089	$(21,079)	$(21,862)	$(98,683)

Net income (loss) per common and potential common share:

Basic	$0.30	$(0.45)	$(0.47)	$(2.13)

Diluted	$0.28	$(0.45)	$(0.47)	$(2.13)

Weighted average common and potential common shares outstanding:
Basic	46,841	46,435	46,729	46,329

Diluted	52,396	46,435	46,729	46,329

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and marketable investment securities	$302,229	$146,152
Current restricted cash and cash equivalents	16,246	21,921
Account receivable	16,927	15,534
Other current assets	4,037	6,082
Plant and equipment, net of accumulated depreciation and amortization	337	19,849
Debt issuance costs	8,248	5,569
Other assets, net of accumulated amortization	13,465	9,633

Total assets	$361,489	$224,740

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$28,927	$25,423
Current notes payable	191,265	19,044
Long-term notes payable and other liabilities	350,995	373,517

Total liabilities	571,187	417,984
Paid-in capital and common stock	681,536	677,520
Accumulated other comprehensive loss	(500)	(1,892)
Accumulated deficit	(890,734)	(868,872)

Net stockholders’ deficit	(209,698)	(193,244)

Total liabilities and stockholders’ deficit	$361,489	$224,740

About NPS Pharmaceuticals

NPS develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call Information

A conference call will be held today at 5:00 p.m. ET. To participate in the call, dial (866) 770-7051 with passcode 53288322. International callers may dial (617) 213-8064 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, http://www.npsp.com. A conference call replay will be available until November 15, 2007 at (888) 286-8010, or (617) 801-6888 for international callers, with passcode 16038876. The webcast will be available for replay and iPod® download for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: implementation of our new business plan; meeting our 2007 and 2008 cash burn and 2007 year-end cash balance targets; partnering our clinical development programs; submission of regulatory filings for GATTEX; exploration of PREOS and GATTEX for additional indications; and our partners’ continued advancement of our partnered programs and drug candidates. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be successful in implementing or carrying out our new business plan or reducing our cash burn for future periods; we may not be able to secure a commercial or financial partner for our clinical development programs; even if we are able to secure a partner for one or more of our programs, the terms of the partnership or funding may not be favorable to us; the data from our clinical trials with GATTEX may not be sufficient to support the filing of an NDA for GATTEX; our data and exploratory findings may not support advancing PREOS or GATTEX in other indications; we may never develop additional products that generate revenues; the FDA may delay approval or may not approve any of our product candidates; our current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; and we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of November 1, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Current Report on Form 10-Q for the quarter-ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.

Sensipar® and Kineret® are trademarks owned by Amgen. Restasis® is a trademark owned by Allergan.